Initial Sales of Zero-Preservative AquaBall Exceed Expectations

IRVINE, CA – (Marketwire – December 13, 2016) – True Drinks, Inc. (OTC QB: TRUU), makers of AquaBall™ Naturally Flavored Water, the healthiest children’s beverage on the market with no sugar, preservatives, calories, or artificial flavors, today announces early sales results of its new formulation of AquaBall at WinCo Foods stores.

True Drinks shipped its first shipments of its new preservative-free formula of AquaBall in June of 2016, and is now receiving the first view of sales information from stores carrying our new product. Per syndicated data, at WinCo Food stores, our sales were over 20 bottles per flavor per week, beating our initial expectation of 10 bottles per flavor per week by 100%. While dollar sales in the kids flavored water drinks category were generally down versus a year ago, AquaBall increased its dollar sales by 64% versus sales of the prior formulation a year ago.

Jeff Culbertson, Executive Vice President of Sales of True Drinks, commented, “WinCo Foods was one of the first to sell our new preservative-free formula of AquaBall. We are excited to see the early sales results at WinCo locations. Our sales greatly exceeded our initial velocity expectations of 10 bottles per flavor per week and reflect consumers’ desire for healthier options for their families. Our dollar sales will continue to increase as we expand distribution to all 110 WinCo Foods locations.”

About True Drinks, Inc.

True Drinks is a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles. AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: orange, grape, fruit punch and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Investor Relations

True Drinks, Inc.

18662 MacArthur Blvd., Ste. 110

Irvine, CA 92612

ir@truedrinks.com

949-203-3500